Exhibit 99.2

News Release

Hi-Crush Partners LP Announces Distribution of $0.75 per Unit for the Second Quarter of 2018

HOUSTON, July 23, 2018—Hi-Crush Partners LP (NYSE: HCLP), or “Hi-Crush” or the “Partnership”, announced today that the Board of Directors of its general partner has declared a quarterly cash distribution of $0.75 per unit on all common units, or $3.00 on an annualized basis, for the second quarter of 2018, up from a previous quarterly cash distribution of $0.225 per unit. The distribution will be paid on August 14, 2018, to all common unitholders of record on August 3, 2018.

“We resumed our capital return program in the fourth quarter of 2017 with the announcement of our quarterly distribution and implementation of our unit repurchase program,” said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “This two-pronged approach was intended to maximize unitholder value, while also providing financial flexibility in how we execute our return initiatives going forward. Our capital return announcement for the second quarter evidences the benefits of this flexibility, significantly increasing our quarterly distribution and allocating capital to execute on a series of exciting and unique, high-return growth opportunities. As we announced earlier today, we are pleased to enter into an agreement to purchase FB Industries, execute an amendment to an existing supply agreement with a supermajor E&P customer operating in the Permian, and announce the related, contract-backed expansion of our Northern White and in-basin Permian capacity.”

The Partnership repurchased no common units in the second quarter of 2018. Since the announcement of the $100 million authorized program in October 2017, Hi-Crush has completed repurchases of 2,783,253 common units, totaling $29.4 million. The repurchase program, which remains in place, does not obligate the Partnership to repurchase any specific dollar amount or number of units, and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

“The strong underlying market fundamentals in the frac sand and logistics market and our outlook for further growth, fueled by the transactions we have announced, support the confidence we have in the future of Hi-Crush,” said Laura C. Fulton, Chief Financial Officer of Hi-Crush. “To enable our unitholders to more fully and directly participate in the strength of our business and the cash flow we are generating, our Board of Directors elected to increase our quarterly distribution to $0.75 per unit for the second quarter of 2018. This distribution meaningfully increases the cash paid directly to unitholders, while also improving our organizational flexibility by allowing for the potential conversion of the Partnership from an MLP to a C-Corporation at some point in the future. Our partnership agreement includes an IDR reset provision, which requires four consecutive quarters of distributions above $0.7125 per unit, and provides one path of many to a potential conversion to a C-Corporation. The Board maintains significant flexibility with respect to future capital return decisions, and is committed to delivering value to unitholders over the near- and long-term.”

Any decision with respect to distribution amounts will be made by the Partnership’s Board of Directors on a quarterly basis, subject to company performance and market conditions. The evaluation of corporate structure transactions is subject to significant uncertainties, including general industry and market conditions. The Partnership has from time to time considered a number of potential corporate structure changes, such as corporate conversion or the repurchase of the general partner and IDRs. It is not possible, at this time, to determine whether or not any form of a transaction may be consummated, the timing of such a transaction, or the terms such a transaction would include. Any such transaction would require approval of the Partnership’s general partner, and would likely require the consent of Hi-Crush Proppants, as sole member of the general partner, whose consent can be withheld or conditioned in its sole discretion.

Distributions to Foreign Investors

The declaration of the distribution is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities is capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our Wisconsin production facilities’ direct access to major U.S. railroads enhances our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our Texas production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStreamTM logistics solution, efficiently delivers proppant the “last mile” into the blender, providing customers surety of supply from mine to wellsite. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the “SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Caldwell Bailey, Lead Investor Relations Analyst

ir@hicrush.com

(713) 980-6270

Marc Silverberg, ICR